UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 13, 2003

ANDREA ELECTRONICS CORPORATION
(Exact name of registrant as specified in its charter)

New York	1-4324	11-0482020
(State or other Jurisdiction of	(Commission	(IRS Employer
incorporation or organization)	File Number)	Identification No.)

45 Melville Park Road, Melville, New York 11747
(Address of principal executive offices)

(631) 719-1800
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Item 7. Financial Statements and Exhibits.

      (c) Exhibits

Number	Description

99.1	Press release, dated November 13, 2003

Item 12. Results of Operation and Financial Condition

        On November 13, 2003, Andrea Electronics Corporation (the “Company”) issued a press release, a copy of which is attached to this report as Exhibit 99.1, announcing Third Quarter 2003 Results.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANDREA ELECTRONICS CORPORATION

Dated: November 13, 2003	By:
Corisa L. Guiffre
Vice President, Chief Financial Officer
and Assistant Corporate Secretary

Exhibit 99.1

Press Release, dated November 13, 2003

AT ANDREA ELECTRONICS
Corisa L. Guiffre, Chief Financial Officer
   (800) 442-7787

FOR IMMEDIATE RELEASE

November 13, 2003

ANDREA ELECTRONICS CORPORATION ANNOUNCES THIRD QUARTER 2003 RESULTS
Current Quarter Financials Prepared On a Going Concern Basis

Melville, New York, November 13, 2003 - – Andrea Electronics Corporation (AMEX: AND) today reported that revenues for the three months ended September 30, 2003 were approximately $1.2 million, versus revenues of $1.0 million, which have been restated to exclude sales from discontinued operations relating to the Aircraft Communications Products (“ACP”) Division, in the same three month period in 2002. The ACP Division was sold by the Company on April 11, 2003. Net loss applicable to common shareholders for the three months ended September 30, 2003 was approximately $1.2 million, or a loss per share of $0.05 on a diluted basis, compared to a net loss of approximately $3.5 million, or a loss per share of $0.18 on a diluted basis, for the three months ended September 30, 2002. The loss applicable to common shareholders for the three months ended September 30, 2002 included a non-cash charge to provision for income taxes of approximately $1.8 million relating to a potential non-realization of the associated deferred tax asset.

Revenues were approximately $3.7 million for the nine months ended September 30, 2003, versus revenues of $2.8 million, which have been restated to exclude sales from discontinued operations relating to the ACP Division, in the same nine month period in 2002. Net loss applicable to common shareholders for the nine months ended September 30, 2003 was approximately $1.0 million, or a loss per share of $0.05 on a diluted basis, compared to a net loss of approximately $19.6 million, or a loss per share of $1.07 on a diluted basis, for the nine months ended September 30, 2002. In the nine month period ended September 30, 2003, the Company recorded income from discontinued operations relating to the sale of the ACP division of approximately $2.5 million. In addition to the $1.8 million non-cash charge to provision for income taxes, the loss applicable to common shareholders for the nine months ended September 30, 2002 included an impairment charge of approximately $12.5 million relating to the determination that the carrying value of the Andrea DSP Microphone and Audio Software business unit exceeded its fair market value.

“Our nine month revenues are up 33% on a comparative basis while our year to date general, administrative and selling expenses are down 27% as compared to last year,” stated Paul E. Donofrio, President and Chief Executive Officer. “While the increase in revenues and decrease in costs are encouraging, there is still much to be accomplished as we continue to develop and finalize our key initiatives. These strategies are evolving and are beginning to be centered around broader and deeper sales channel penetrations, further expense reductions, asset and technology rationalizations and balance sheet restructurings. Although these critical targeted goals are becoming clearer, there is no guarantee that we will ultimately be successful. However, we greatly value and appreciate the continued support of all of our employees, board members and shareholders,” Mr. Donofrio concluded.

During the third quarter ended September 30, 2003, total revenues increased 14% over the same period in 2002. For the third quarter of 2003, Andrea Anti-Noise Products revenues were approximately $0.6 million compared to $0.5 million for the third quarter of 2002. For the third quarter of 2003, Andrea DSP Microphone and Audio Software Products revenues were approximately $0.6 million compared to $0.5 million for the third quarter of 2002. During the nine month period ended September 30, 2003, total revenues increased approximately 33% over the same period in 2002. For the nine month period ending September 30, 2003, Andrea Anti-Noise Products revenues were approximately $1.9 million compared to $1.8 million for the same period in 2002. For the nine month period ending September 30, 2003, Andrea DSP Microphone and Audio Software Products revenues were approximately $1.8 million compared to $1.0 million for the same period in 2002. The increases in the Andrea DSP Microphone and Audio Software Products revenues are primarily attributable to the recognition of deferred revenue relating to our licensing agreements with Analog Devices Inc.

At September 30, 2003, we had total cash and cash equivalents of approximately $2.4 million. Total assets were approximately $13.5 million with total current assets of approximately $5.2 million. Total liabilities were approximately $5.8 million with total current liabilities of approximately $4.4 million. Total shareholder’s equity at September 30, 2003 was approximately $0.5 million.

The Company has implemented several measures in an effort to reduce the Company’s expenses and to help preserve cash. The Company continues to pursue additional sources of capital. These efforts may include the sale of assets of the Company. There can be no assurances that the Company will be successful in its attempts to raise sufficient capital essential to the Company’s survival. To the extent that the Company is unable to raise the necessary operating capital, it will not be able to develop and implement a business plan, and it will become necessary to curtail or cease operations. Additionally, even if the Company does raise sufficient operating capital, there can be no assurances that the net proceeds will be sufficient enough to enable it to develop its business to a level where it will generate profits and cash flows from operations. These matters raise substantial doubt about its ability to continue as a going concern. As such, the Company’s third quarter condensed consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The financial statements do not include any adjustments relating to the recoverability of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

About Andrea Electronics

Andrea Electronics Corporation designs, develops and manufactures audio technologies and equipment for enhancing applications that require high performance and high quality voice input. The Company’s patented Digital Super Directional Array (DSDA®), patent-pending Directional Finding and Tracking Array (DFTA®), patented PureAudio®, and patented EchoStop™ far-field microphone technologies enhance a wide range of audio products to eliminate background noise and ensure the optimum performance of voice applications. Visit Andrea Electronics' website at www.AndreaElectronics.com or call 1-800-442-7787.

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “seeks,” variations of such words, and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve matters that are subject to certain risks, uncertainties and assumptions that are difficult to predict, including economic, competitive, governmental, technological and other factors, that may affect the business and prospects of Andrea Electronics Corporation (the “Company”). The Company cautions investors about the following significant factors, which, among others, have in some cases affected the Company’s actual results and are in the future likely to affect the Company’s actual results and could cause them to differ materially from those expressed in any forward- looking statements: the rate at which Andrea Anti-Noise, DSDA, DFTA and other Andrea technologies are accepted in the marketplace; the competitiveness of Andrea Anti-Noise, DSDA, DFTA and other Andrea products in terms of technical specifications, quality, price, reliability and service; the sufficiency of the Company’s funds for research and development, marketing and general and administrative expenses; infringement and other disputes relating to patents and other intellectual property rights held or licensed by the Company or third parties; the Company’s continuing ability to enter and maintain collaborative relationships with other manufacturers, software authoring and publishing companies, and distributors; the emergence of new competitors in the marketplace; the Company’s ability to compete successfully against established competitors with greater resources; the uncertainty of future governmental regulation; the Company’s ability to obtain additional funds; and general economic conditions. No assurance can be given that the Company will achieve any material sales or profits from the products introduced in this release. These and other similar factors are discussed under the heading “Cautionary Statement Regarding Forward-looking statements” included in the Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s Annual Report on Form 10-K and in the Company’s Annual Report to shareholders, and in documents subsequently filed by the Company with the Securities and Exchange Commission.

ANDREA ELECTRONICS CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	For the Three Months Ended September 30		For the Nine Months Ended September 30

	2003	2002	2003	2002

REVENUES		(restated) *		(restated) *
Net Product Revenues	$749,888	$662,560	$2,440,802	$2,231,543
License Revenues	416,670	360,353	1,250,010	536,686

Revenues	1,166,558	1,022,913	3,690,812	2,768,229
COST OF REVENUES	653,251	458,326	1,941,979	1,702,545

Gross margin	513,307	564,587	1,748,833	1,065,684
RESEARCH AND DEVELOPMENT EXPENSES	667,207	780,006	2,177,978	2,370,278
GENERAL, ADMINISTRATIVE AND SELLING EXPENSES	949,938	1,308,236	2,959,623	4,052,469

Loss from operations	(1,103,838)	(1,523,655)	(3,388,768)	(5,357,063)

OTHER INCOME (EXPENSE)
Interest income (expense), net	508	(30,756)	41,039	(13,538)
Rent and miscellaneous income, net	30,873	14,809	108,511	34,372

Other income (expense)	31,381	(15,947)	149,550	20,834

LOSS FROM CONTINUING OPERATIONS	(1,072,457)	(1,539,602)	(3,239,218)	(5,336,229)

INCOME (LOSS) FROM DISCONTINUED OPERATIONS	-	(54,685)	2,534,824	320,698

PROVISION FOR INCOME TAXES	-	(1,806,615)	-	(1,806,615)

CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING PRINCIPLE FOR GOODWILL, NET OF $0 TAX	-	-	-	(12,458,872)

Net loss	(1,072,457)	(3,400,902)	(704,394)	(19,281,018)

PREFERRED STOCK DIVIDENDS	113,892	115,328	334,182	357,854

Net loss attributable to common shareholders	$(1,186,349)	$(3,516,230)	$(1,038,576)	$(19,638,872)

PER SHARE INFORMATION

Loss from continuing operations – Basic and Diluted	$(.04)	$(.17)	$(.14)	$(.39)

Income from discontinued operations - Basic and Diluted	--	--	.11	.02

Cumulative effect of a change in accounting principle for goodwill - Basic and Diluted	--	--	--	(.68)

Net loss – Basic and Diluted	(.04)	(.17)	(.03)	(1.05)

Preferred stock dividends – Basic and Diluted	(.01)	(.01)	(.02)	(.02)

Net loss per share attributable to common shareholders - Basic and Diluted	$(.05)	$(.18)	$(.05)	$(1.07)

Shares used in computing net loss per share – Basic and Diluted	24,310,003	19,216,925	22,785,111	18,356,233

*Restated to reflect cumulative effect of a change in accounting principle and to reflect discontinued operations relating to the Aircraft Communications Products Division.

ANDREA ELECTRONICS CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2003 (unaudited)	December 31, 2002 (audited)

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$2,352,532	$3,307,437
Accounts receivable, net of allowance for doubtful accounts of $59,465 and $70,831	465,971	412,849
Notes receivable	709,970	--
Inventories, net	1,505,629	2,222,450
Prepaid expenses and other current assets	173,635	309,705
Assets from discontinued operations	--	1,487,482

Total current assets	5,207,737	7,739,923

PROPERTY AND EQUIPMENT, net	277,439	543,572
INTANGIBLE ASSETS, net	7,720,365	8,208,638
OTHER ASSETS, net	271,318	282,582

Total assets	$13,476,859	$16,774,715

LIABILITIES AND SHAREHOLDERS' EQUITY

Trade accounts payable	$609,196	$1,023,353
Current portion of long-term debt	20,488	21,056
Accrued restructuring charges	360,565	364,577
Deferred revenue	1,666,680	1,666,680
Other current liabilities	1,787,706	2,409,526
Liabilities from discontinued operations	--	122,903

Total current liabilities	4,444,635	5,608,095

LONG-TERM DEBT	1,161	16,572
DEFERRED REVENUE	1,129,954	2,379,964
OTHER LIABILITIES	236,754	249,677

Total liabilities	5,812,504	8,254,308

SERIES B REDEEMABLE CONVERTIBLE PREFERRED STOCK, net, $.01 par value;
authorized: 1,000 shares; issued and outstanding: 0 and 66 shares, respectively; liquidation
value:$0 and $660,000, respectively	--	645,091

SERIES C REDEEMABLE CONVERTIBLE PREFERRED STOCK, net, $.01 par value;
authorized: 1,500 shares; issued and outstanding: 730 and 749 shares, respectively; liquidation
value: $7,301,876 and $7,491,876, respectively	7,210,257	7,381,508

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY:
Preferred stock, $.01 par value; authorized: 4,997,500 shares; none issued and outstanding	--	--
Common stock, $.01 par value and $.50 par value, respectively; authorized: 200,000 shares;
issued and outstanding: 25,149,166 and 21,127,918 shares, respectively	251,492	10,563,959
Additional paid-in capital	65,033,999	54,074,247
Deferred stock compensation	(5,700)	(23,099)
Accumulated deficit	(64,825,693)	(64,121,299)

Total shareholders’ equity	454,098	493,808

Total liabilities and shareholders’ equity	$13,476,859	$16,774,715